Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

Pursuant to Section 265 of the Delaware General Corporation Law

1.	The jurisdiction where the Non-Delaware Corporation first incorporated is North Carolina.

2.	The jurisdiction immediately prior to filing this Certificate is North Carolina.

3.	The date the Non-Delaware Corporation first incorporated is November 19, 2009.

4.	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Quintiles Transnational Holdings Inc.

5.	The name of the Corporation as set forth in the Certificate of Incorporation is Quintiles Transnational Holdings Inc.

6.	This Certificate of Conversion is to become effective on October 3, 2016 at 8:10 a.m. Eastern Time.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the 3rd day of October, 2016.

By:	/s/ James H. Erlinger III
James H. Erlinger III, Executive Vice
President, General Counsel and Secretary